This agreement dated for reference this 26th day of April, 1999.

BETWEEN:

FOCUS INDUSTRIAL CONTRACTORS INC. of 4603 99th Street, Edmonton, Alberta. (hereafter "Focus")

AND:

AUTUMN INDUSTRIES INC. of 1004 – 1708 Dolphin Avenue, Kelowna, British Columbia. (hereafter "Autumn")

WHEREAS:

1. Focus is in the industrial contracting business and has key personnel that have a great deal of experience in the construction of co-generation plants;

2. Autumn has the rights to sell and manufacture in all of the NAFTA countries certain wood fired combustion systems known as the Hotab combustion systems.

3. Autumn has also has the right to market Talbott Combustion Systems in North America.

4. Autumn has entered into a strategic alliance agreement with AF Energy of Sweden whereby AF Energy will consult for Autumn on projects involving co-generation of electricity or the implementation of district heat.

5. Autumn's relationship with Hotab, Talbott and AF Energy is collectively known as the "Autumn Energy Group".

6. Focus and Autumn each have certain business strengths and contacts that will enable each of them to mutually benefit from an alliance between them.

NOW WITNESSETH that in consideration of the terms and conditions hereinafter contained the parties each with the other agree as follows:

1. Focus and Autumn hereby enter into a strategic alliance agreement with the intention of furthering their own business and the business of the other.

2. Focus will incorporate the products and services of the Autumn energy Group on any project where it is economical and feasible to do so.

3. Focus will join Autumn in the marketing of the products and services provided by the Autumn Energy Group.

4. Focus will share with Autumn pricing information provided by competitors with like or similar products.

5. Focus will include in their Corporate Brochure and Web Site, brief information regarding this alliance and the products and services of the Autumn Energy Group.

6. Where it is mutually agreed between the parties that it is in the best interest of both parties that an expenditure be made to further the business contemplated by this agreement such costs shall be shared on an equal basis.

7. Focus and Autumn will maintain full confidentiality on all information that is exchanged between each organization.

8. Autumn will incorporate the services of Focus on any project where it is economical and feasible to do so.

9. Autumn will join Focus in the marketing of the services provided by the Focus.

10. Autumn and Focus will join efforts to provide financial strength and stability to any project where they are jointly involved.

11. Autumn will include in their Corporate Brochure and Web Site, brief information regarding this alliance and the services of Focus.

12. This agreement is intended to complement the business of each of Focus and Autumn in order to achieve increased volumes and profitability for both companies and is not intended to impose any constraints, legal or otherwise, on the normal operations and activities of either Focus or Autumn.

Wherefore the parties have executed this agreement in the presence of their authorized signatories on the day and the year first above written.

FOCUS INDUSTRIAL CONTRACTORS INC.
per:

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AUTUMN INDUSTRIES INC.
per:

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